Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Strong Second Quarter 2021 Performance; Sequential Increases to Revenues, up 13.8%, Net Income, up 77.9%, and EBITDA, up 25.7%; Declares Quarterly Cash Distribution of $0.10 Per Unit; and Increases Guidance

TULSA, OKLAHOMA, July 26, 2021 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased financial and operating results for the quarter ended June 30, 2021 (the "2021 Quarter") compared to the quarter ended March 31, 2021 (the "Sequential Quarter").  Led by higher coal sales volumes and oil & gas prices, ARLP’s total revenues increased 13.8% to $362.4 million, net income jumped 77.9% to $44.0 million and EBITDA rose 25.7% to $118.6 million, all as compared to the Sequential Quarter.  For our coal operations, increased sales tons led coal sales revenues and Segment Adjusted EBITDA higher by 13.4% and 25.7%, respectively, compared to the Sequential Quarter.  Our royalties segments also reported improved results compared to the Sequential Quarter, as higher sales price realizations per BOE and increased coal royalty tons sold drove total royalty revenues and Segment Adjusted EBITDA up by 15.5% and 15.3%, respectively. (Unless otherwise noted, all references in the text of this release to "net income (loss)" refer to "net income (loss) attributable to ARLP."  For definitions of EBITDA and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Financial and operating results for the 2021 Quarter and the six months ended June 30, 2021 (the "2021 Period") were significantly improved compared to the quarter ended June 30, 2020 (the "2020 Quarter") and the six months ended June 30, 2020 (the "2020 Period"), which were impacted by reduced global energy demand and weak commodity prices as a result of lockdown measures imposed in response to the COVID-19 pandemic.

Increased coal sales volumes and oil & gas prices drove total revenues higher in the 2021 Quarter by 42.0% to $362.4 million, compared to $255.2 million for the 2020 Quarter.  Higher revenues, partially offset by increased operating expenses, led net income to jump by $90.7 million to $44.0 million for the 2021 Quarter, or $0.34 per basic and diluted limited partner unit, compared to a net loss of $46.7 million, or $(0.37) per basic and diluted limited partner unit, for the 2020 Quarter.  EBITDA also increased 145.9% in the 2021 Quarter to $118.6 million compared to $48.2 million in the 2020 Quarter.

Net income for the 2021 Period increased $260.2 million to $68.8 million, or $0.53 per basic and diluted limited partner unit, compared to a net loss of $191.4 million, or $(1.51) per basic and diluted limited partner unit, for the 2020 Period.  The increase in net income resulted from higher revenues, reduced operating expenses, lower depreciation and $157.0 million of non-cash impairment charges in the 2020 Period.  Excluding the impact of impairment charges, Adjusted net income of $68.8 million for the 2021 Period compares to an Adjusted net loss of $34.4 million for the 2020 Period.  Coal sales volumes for the 2021 Period increased 18.0% compared to the 2020 Period, driving total revenues higher by 12.4%.  Ongoing cost control and efficiency initiatives at our mining operations, offset in part by expense increases resulting from higher coal sales volumes, contributed to lower operating expenses of $409.6 million for the 2021 Period, compared to $421.5 million for the 2020 Period.  Adjusted EBITDA increased 45.3% to $212.9 million in the 2021 Period compared to $146.5 million in the 2020 Period. (For definitions of Adjusted net income (loss) and Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced today that the Board of Directors of its general partner declared a cash distribution to unitholders of $0.10 per unit (an annualized rate of $0.40 per unit) for the 2021 Quarter, payable on August 13, 2021 to all unitholders of record as of the close of trading on August 6, 2021. The announced distribution is equal to the distribution declared for the Sequential Quarter.

"ARLP’s performance during the 2021 Quarter was exceptional as we posted increases to key financial and operating metrics," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Coal sales volumes increased 1.0 million tons as weather-impacted shipment delays in the Sequential Quarter were shipped during the 2021 Quarter and we significantly strengthened our contract book by securing new commitments to deliver approximately 5.0 million tons over the balance of this year and an additional 3.7 million tons for delivery in 2022 through 2024.  Benefitting from significantly higher oil & gas prices and improved coal royalty volumes, our royalties segments also performed well during the 2021 Quarter ─ contributing $22.2 million of Segment Adjusted EBITDA."

Mr. Craft continued, "With the strong performance from all of our business segments, ARLP generated $79.4 million of free cash flow during the 2021 Quarter which was used to reduce total debt and finance lease obligations by $59.5 million and improve total leverage to 1.08 times."  (For a definition of free cash flow and related reconciliation to the comparable GAAP financial measure, please see the end of this release.)

Operating Results and Analysis

			% Change
	2021 Second	2020 Second	Quarter /	2021 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	5.425	3.350	61.9%	4.760	14.0%
Coal sales price per ton sold	$38.74	$40.05	(3.3)%	$38.37	1.0%
Segment Adjusted EBITDA Expense per ton	$25.84	$33.42	(22.7)%	$26.38	(2.0)%
Segment Adjusted EBITDA	$70.6	$22.7	211.6%	$57.7	22.5%

Appalachia
Tons sold	2.421	1.836	31.9%	2.068	17.1%
Coal sales price per ton sold	$47.84	$55.62	(14.0)%	$50.70	(5.6)%
Segment Adjusted EBITDA Expense per ton	$30.75	$40.43	(23.9)%	$35.65	(13.7)%
Segment Adjusted EBITDA	$41.6	$30.3	37.5%	$31.5	32.2%

Total Coal Operations
Tons sold	7.846	5.186	51.3%	6.828	14.9%
Coal sales price per ton sold	$41.55	$45.56	(8.8)%	$42.10	(1.3)%
Segment Adjusted EBITDA Expense per ton	$27.90	$36.67	(23.9)%	$29.72	(6.1)%
Segment Adjusted EBITDA	$113.9	$51.4	121.6%	$90.6	25.7%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.391	0.411	(4.9)%	0.400	(2.3)%
Oil percentage of BOE	45.7%	53.3%	(14.3)%	48.4%	(5.6)%
Average sales price per BOE (3)	$43.73	$18.92	131.1%	$35.02	24.9%
Segment Adjusted EBITDA Expense	$2.4	$1.1	116.2%	$2.1	17.5%
Segment Adjusted EBITDA	$15.4	$6.9	123.5%	$11.9	28.7%

Coal Royalties (4)
Royalty tons sold	4.707	3.441	36.8%	4.521	4.1%
Revenue per royalty ton sold	$2.48	$1.97	25.9%	$2.50	(0.8)%
Segment Adjusted EBITDA Expense	$4.9	$3.0	61.2%	$4.0	20.9%
Segment Adjusted EBITDA	$6.8	$3.8	80.5%	$7.3	(6.8)%

Total Royalties
Total royalty revenues	$29.2	$14.6	99.9%	$25.3	15.5%
Segment Adjusted EBITDA Expense	$7.3	$4.1	76.1%	$6.1	19.8%
Segment Adjusted EBITDA	$22.2	$10.6	108.3%	$19.2	15.3%

Consolidated Total (5)
Total revenues	$362.4	$255.2	42.0%	$318.6	13.8%
Segment Adjusted EBITDA Expense	$214.5	$187.5	14.4%	$197.7	8.5%
Segment Adjusted EBITDA	$136.1	$62.1	119.3%	$109.8	23.9%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. As noted in the reconciliation table at the end of this release, Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense for our Coal Operations segments in the 2020 Quarter are adjusted to retroactively reflect the impact of intercompany royalties earned by our Coal Royalties segment (see footnote (4) below).
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	ARLP's subsidiary, Alliance Resource Properties, LLC ("Alliance Resource Properties") owns or controls coal reserves that it leases to some of our mining subsidiaries. Beginning in 2021, we restructured our reportable segments to include the coal royalty activities of Alliance Resource Properties as a new Coal Royalties reportable segment. This activity was previously included in our Illinois Basin and Appalachian reportable segments as well as our other and corporate activities.
(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

ARLP's coal sales volumes increased in all regions compared to both the 2020 and Sequential Quarters.  Improved coal demand and increased export shipments during the 2021 Quarter drove coal sales volumes higher by 61.9% and 31.9% in the Illinois Basin and Appalachian regions, respectively, compared to the 2020 Quarter, which was adversely impacted by the pandemic.  Compared to the Sequential Quarter, Illinois Basin coal sales volumes increased 14.0% in the 2021 Quarter primarily as a result of increased sales volumes from the Warrior and River View mines reflecting in part weather-related shipment delays during the Sequential Quarter and increased export volumes in the 2021 Quarter. In Appalachia, coal sales volumes increased 17.1% compared to the Sequential Quarter due to increased sales volumes at our Tunnel Ridge mine primarily as a result of increased demand in the 2021 Quarter and an unplanned customer plant outage in the Sequential Quarter.  Coal sales price per ton sold in the 2021 Quarter decreased in both regions compared to the 2020 Quarter reflecting the expiration of higher-priced sales contracts.  In Appalachia, lower coal sales prices during the 2021 Quarter also reflect reduced export shipments of metallurgical coal from our Mettiki mine compared to both the 2020 and Sequential Quarters.

Total coal inventory fell to 1.4 million tons at the end of the 2021 Quarter, a decrease of 0.3 million tons compared to the end of the 2020 Quarter. This reduction resulted from higher coal sales volumes as discussed above, offset in part by a 73.1% increase in production volumes in the 2021 Quarter, reflecting the temporary idling of production at certain mines during the 2020 Quarter in response to weak market conditions resulting from the pandemic. Compared to the end of the Sequential Quarter, inventory decreased by 0.4 million tons due to increased sales and reduced production in the 2021 Quarter.

Compared to the 2020 Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin and Appalachia decreased by 22.7% and 23.9%, respectively, due to increased coal sales volumes, lower inventory charges, improved recoveries at several mines and the impact of ongoing expense control and efficiency initiatives at all of our mining operations.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in Appalachia decreased 13.7% primarily as a result of increased tons sold and reduced subsidence expense at our Tunnel Ridge mine as well as lower selling expenses per ton across the region during the 2021 Quarter.

For our Oil & Gas Royalties segment, significantly higher sales price realizations per BOE in the 2021 Quarter more than offset lower volumes leading Segment Adjusted EBITDA to increase by $8.5 million and $3.5 million compared to the 2020 and Sequential Quarters, respectively.

Segment Adjusted EBITDA for our Coal Royalties segment increased 80.5% to $6.8 million for the 2021 Quarter compared to $3.8 million for the 2020 Quarter as a result of increased royalty tons sold and higher average royalty rates per ton received from our mining subsidiaries, partially offset by increased selling expenses.  Compared to the Sequential Quarter, Segment Adjusted EBITDA decreased slightly due to higher selling expenses and reduced average royalty rates, partially offset by increased royalty tons sold.

Outlook

"Commodity prices for each of our business segments have skyrocketed to levels not experienced in several years," said Mr. Craft.  "Looking ahead, coal market fundamentals are extremely strong both domestically and internationally.  In our primary U.S. markets, coal-fired generation has surged in response to a 7.5% year-over-year increase in power demand through the first half of 2021 and soaring natural gas prices.  As utilities have leaned heavily on coal generation, stockpiles in our markets have been significantly drawn down and, with an elevated forward price curve for natural gas, coal demand is expected to be stable through 2022. International coal markets are also extremely positive. Driven by increased power demand as economies reopen around the world, elevated natural gas prices and a lack of global supply response, coal demand and prices have spiked.   API-2 spot prices recently hit a 13-year high of $131 per metric ton, creating attractive market options for U.S. producers.  We are hopeful we can benefit from these favorable market conditions.  As a result, we are increasing the midpoint of our targeted total coal sales volumes for 2021 by approximately 6% to 32.9 million tons."

Mr. Craft continued, "Market fundamentals are also favorable for our royalty businesses.  Oil, gas and natural gas liquids prices have increased and remain well above our previous expectations.   Drilling and completion activity is also greater than previously anticipated, leading us to increase our 2021 full-year production volume expectations.  In addition, increased sales volumes at ARLP’s coal mines are expected to benefit our coal royalties segment.  With expectations of increased oil, gas and coal production and strong commodity pricing, we believe the contribution of our royalty segments to ARLP’s consolidated results will continue to grow."

ARLP is updating its full-year 2021 guidance for the following selected items:

2021 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	22.3 — 23.4
Appalachia Sales Tons	9.9 — 10.2
Total Sales Tons	32.2 — 33.6

Committed & Priced Sales Tons
2021 — Domestic/Export/total	27.7/3.8/31.5
2022 — Domestic/Export/Total	14.1/0.5/14.6

Per Ton Estimates
Coal Sales Price per ton sold (1)	$41.00 — $42.00
Segment Adjusted EBITDA Expense per ton sold (2)	$29.00 — $30.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	775 — 825
Natural gas (000 MCF)	2,800 ─ 3,000
Liquids (000 Barrels)	285 ─ 325
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.5%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.0 — 20.5
Revenue per royalty ton sold	$2.50— $2.60
Segment Adjusted EBITDA Expense per royalty ton sold	$0.90 — $1.00

Consolidated (Millions)
Depreciation, depletion and amortization	$255 — $265
General and administrative	$66 — $70
Net interest expense	$39 — $40
Capital expenditures	$125 — $130

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For a definition of Segment Adjusted EBITDA Expense and related reconciliation to the comparable GAAP financial measure please see the end of this release.

A conference call regarding ARLP's 2021 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13721535.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates operating and royalty income from coal produced by its mining complexes and royalty income from mineral interests it owns in strategic oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basin.

ARLP currently produces coal from seven mining complexes its subsidiaries operate in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from the COVID-19 pandemic, including coal, oil, natural gas and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changing global economic conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; the effectiveness or lack of effectiveness in distributed vaccines to reduce the impact of COVID-19; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas and natural gas liquid prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; recent action and the possibility of future action on trade made by the United States and foreign governments; the effect of changes in taxes or tariffs and other trade measures; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021 and ARLP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 7, 2021 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Tons Sold	7,846	5,186	14,674	12,437
Tons Produced	7,481	4,323	15,482	12,344
Mineral Interest Volumes (BOE)	391	411	791	906

SALES AND OPERATING REVENUES:
Coal sales	$325,974	$236,286	$613,461	$550,923
Oil & gas royalties	17,114	7,786	31,113	22,025
Transportation revenues	12,058	5,757	23,126	10,496
Other revenues	7,297	5,373	13,365	22,521
Total revenues	362,443	255,202	681,065	605,965

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	213,039	187,164	409,559	421,506
Transportation expenses	12,058	5,757	23,126	10,496
Outside coal purchases	114	—	114	—
General and administrative	17,492	13,822	32,996	27,260
Depreciation, depletion and amortization	64,733	83,559	123,935	157,480
Asset impairments	—	—	—	24,977
Goodwill impairment	—	—	—	132,026
Total operating expenses	307,436	290,302	589,730	773,745

INCOME (LOSS) FROM OPERATIONS	55,007	(35,100)	91,335	(167,780)

Interest expense, net	(9,842)	(11,446)	(20,238)	(23,725)
Interest income	15	30	32	82
Equity method investment income	341	137	403	588
Other expense	(1,351)	(377)	(2,548)	(733)
INCOME (LOSS) BEFORE INCOME TAXES	44,170	(46,756)	68,984	(191,568)

INCOME TAX EXPENSE (BENEFIT)	5	(77)	(7)	(182)

NET INCOME (LOSS)	44,165	(46,679)	68,991	(191,386)

LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(130)	15	(208)	(61)

NET INCOME (LOSS) ATTRIBUTABLE TO ARLP	$44,035	$(46,664)	$68,783	$(191,447)

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.34	$(0.37)	$0.53	$(1.51)

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,195,219	127,195,219	127,133,764

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,749	$55,574
Trade receivables	132,033	104,579
Other receivables	2,067	3,481
Inventories, net	74,505	56,407
Advance royalties	2,063	4,168
Prepaid expenses and other assets	12,536	21,565
Total current assets	260,953	245,774
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,548,857	3,554,090
Less accumulated depreciation, depletion and amortization	(1,820,903)	(1,753,845)
Total property, plant and equipment, net	1,727,954	1,800,245
OTHER ASSETS:
Advance royalties	65,087	56,791
Equity method investments	26,274	27,268
Goodwill	4,373	4,373
Operating lease right-of-use assets	14,713	15,004
Other long-term assets	16,159	16,561
Total other assets	126,606	119,997
TOTAL ASSETS	$2,115,513	$2,166,016

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$55,840	$47,511
Accrued taxes other than income taxes	21,019	25,054
Accrued payroll and related expenses	38,951	28,524
Accrued interest	5,000	5,132
Workers' compensation and pneumoconiosis benefits	10,618	10,646
Current finance lease obligations	802	766
Current operating lease obligations	1,823	1,854
Other current liabilities	14,119	21,919
Current maturities, long-term debt, net	55,558	73,199
Total current liabilities	203,730	214,605
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	426,643	519,421
Pneumoconiosis benefits	106,403	105,068
Accrued pension benefit	42,031	46,965
Workers' compensation	44,868	47,521
Asset retirement obligations	122,559	121,487
Long-term finance lease obligations	1,047	1,458
Long-term operating lease obligations	13,010	13,078
Other liabilities	20,702	24,146
Total long-term liabilities	777,263	879,144
Total liabilities	980,993	1,093,749

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,206,511	1,148,565
Accumulated other comprehensive loss	(83,212)	(87,674)
Total ARLP Partners' Capital	1,123,299	1,060,891
Noncontrolling interest	11,221	11,376
Total Partners' Capital	1,134,520	1,072,267
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,115,513	$2,166,016

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES	$158,216	$170,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(55,626)	(84,245)
Change in accounts payable and accrued liabilities	1,547	(6,508)
Proceeds from sale of property, plant and equipment	2,838	2,739
Distributions received from investments in excess of cumulative earnings	994	551
Net cash used in investing activities	(50,247)	(87,463)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	35,000	12,800
Payments under securitization facility	(52,800)	(47,700)
Proceeds from equipment financings	—	14,705
Payments on equipment financings	(8,535)	(6,494)
Borrowings under revolving credit facilities	15,000	70,000
Payments under revolving credit facilities	(102,500)	(60,000)
Borrowings from line of credit	1,830	—
Payments on finance lease obligations	(375)	(8,043)
Payment of debt issuance costs	(6)	(5,776)
Payments for taxes related to net settlement of issuance of units in deferred compensation plans	—	(1,310)
Distributions paid to Partners	(13,045)	(51,753)
Other	(363)	(510)
Net cash used in financing activities	(125,794)	(84,081)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(17,825)	(1,376)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	55,574	36,482

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$37,749	$35,106

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "Adjusted net income (loss) attributable to ARLP" (in thousands).

Adjusted net income attributable to ARLP is defined as net income (loss) attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.

Adjusted net income attributable to ARLP should not be considered as an alternative to net income (loss) attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

●	our operational trends and performance relative to other coal and mineral companies;
●	the comparability of our performance to earnings estimates provided by security analysts; and
●	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

Net income (loss) attributable to ARLP	$44,035	$(46,664)	$68,783	$(191,447)	$24,748
Asset impairments	—	—	—	24,977	—
Goodwill impairment	—	—	—	132,026	—
Adjusted net income (loss) attributable to ARLP	$44,035	$(46,664)	$68,783	$(34,444)	$24,748

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income (loss) attributable to ARLP, net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

Net income (loss) attributable to ARLP	$44,035	$(46,664)	$68,783	$(191,447)	$24,748
Depreciation, depletion and amortization	64,733	83,559	123,935	157,480	59,202
Interest expense, net	9,932	11,925	20,397	24,709	10,465
Capitalized interest	(105)	(509)	(191)	(1,066)	(86)
Income tax expense (benefit)	5	(77)	(7)	(182)	(12)
EBITDA	118,600	48,234	212,917	(10,506)	94,317
Asset impairments	—	—	—	24,977	—
Goodwill impairment	—	—	—	132,026	—
Adjusted EBITDA	118,600	48,234	212,917	146,497	94,317
Interest expense, net	(9,932)	(11,925)	(20,397)	(24,709)	(10,465)
Income tax (expense) benefit	(5)	77	7	182	12
Estimated maintenance capital expenditures (1)	(36,657)	(21,010)	(75,862)	(59,992)	(39,205)
Distributable Cash Flow	$72,006	$15,376	$116,665	$61,978	$44,659
Distributions paid to partners	$13,045	$—	$13,045	$51,753	$—
Distribution Coverage Ratio	5.52	—	8.94	1.20	—

(1)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2021 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.90 per ton produced compared to the estimated $4.86 per ton produced in 2020. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

Cash flows from operating activities	$103,569	$91,449	$158,216	$170,168	$54,647
Capital expenditures	(24,189)	(33,881)	(55,626)	(84,245)	(31,437)
Free cash flow	$79,380	$57,568	$102,590	$85,923	$23,210

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

Operating expense	$213,039	$187,164	$409,559	$421,506	$196,520
Outside coal purchases	114	—	114	—	—
Other expense	1,351	377	2,548	733	1,197
Segment Adjusted EBITDA Expense	214,504	187,541	412,221	422,239	197,717
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(2,419)	(1,119)	(4,477)	(2,002)	(2,058)
Segment Adjusted EBITDA Expense – Coal Royalties	(4,871)	(3,021)	(8,899)	(7,488)	(4,028)
Intercompany coal royalties (1)	11,653	6,778	22,954	18,149	11,301
Segment Adjusted EBITDA Expense – Coal Operations	$218,867	$190,179	$421,799	$430,898	$202,932

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset and goodwill impairments.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2021	2020	2021	2020	2021

Adjusted EBITDA (See reconciliation to GAAP above)	$118,600	$48,234	$212,917	$146,497	$94,317
General and administrative	17,492	13,822	32,996	27,260	15,504
Segment Adjusted EBITDA	136,092	62,056	245,913	173,757	109,821
Segment Adjusted EBITDA – Total Royalties	(22,161)	(10,638)	(41,380)	(31,302)	(19,219)
Segment Adjusted EBITDA – Coal Operations	$113,931	$51,418	$204,533	$142,455	$90,602